STAKE TECHNOLOGY LTD.

                               AMENDMENT NO. 2 TO

                          REGISTRATION RIGHTS AGREEMENT


          AMENDMENT NO. 2, dated as at December 4, 2002 (this "Amendment"), to that certain Registration Rights Agreement, dated as of September 26, 2001, (the "Registration Rights Agreement"), between Claridge Israel LLC, a limited liability company existing under the laws of the State of Delaware (the "Purchaser"), and Stake Technology Ltd., a corporation existing under the laws of Canada (the "Company"), as amended by Amendment No. 1. Capitalized terms used but not defined in this Amendment shall have the meanings set forth in the Registration Rights Agreement and in Amendment No. 1, to the extent applicable.


                                 R E C I T A L S

          WHEREAS, the Purchaser and the Company have entered into a Debenture Purchase Agreement as of the 4th day of December, 2002, providing for the purchase by the Purchaser of U.S. $5,000,000 in principal amount of debentures ("Debentures");

          AND WHEREAS, the Debentures are convertible into common shares ("Shares") in the capital of the Company at the option of the holders of the Debentures at the price of U.S. $3.00 per Share and the Debenture Purchase Agreement further provides for the issuance to the Purchaser of a Share Purchase Warrant to purchase 250,000 Shares at the price of U.S. $3.25 per Share;

          NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the parties hereto agree as follows:



1. The Shares issuable to the Purchaser upon any conversation of the Debentures and upon any exercise of the Warrants granted under the Debenture Purchase Agreement shall be deemed to be Registerable Securities as defined in
Section 1(a) under Amendment No. 1 to the Registration Rights Agreement.

2. Except to the extent further amended by this Agreement, the parties hereby declare the Registration Rights Agreement as annexed hereto and amended by Amendment No. 1, to be in full force and effect as at the date hereof.


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3.   This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same instrument.


          IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

                                    STAKE TECHNOLOGY LTD.


                                    By: /s/ Jeremy N. Kendall
                                        -------------------------------
                                        Name:  Jeremy N. Kendall
                                        Title:  Chief Executive Officer


                                    By: /s/ John Dietrich
                                        -------------------------------
                                        Name:  John Dietrich
                                        Title:  Vice President


                                    CLARIDGE ISRAEL LLC


                                    By:  /s/ Guy P. Lander
                                         ------------------------------
                                         Name:  Guy P. Lander
                                         Title:  Manager